Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2025 SECOND QUARTER RESULTS

Reports 56% Increase in Net Income as Compared to the Prior Year Quarter

Announces Third Quarter 2025 Dividend of $0.12 Per Share

NEW YORK, NY – July 30, 2025 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, announced today its financial results for the second quarter ended June 30, 2025.

2025 Second Quarter Highlights

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Net income grew 56% to $11.1 million, or $0.46 per share, compared to $7.1 million, or $0.30 per share, in the prior year quarter.
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Net interest income grew 7% to $53.4 million from $49.9 million in the prior year quarter.
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Net interest margin ("NIM") on net loans was 8.42%, consistent with 8.42% in the prior year quarter, and NIM on gross loans was 8.09%, compared to 8.12% in the prior year quarter.
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Loan originations grew to $375.0 million, compared to $309.1 million in the prior year quarter, and included $168.6 million of strategic partnership loan originations in the current quarter compared to $24.3 million in the prior year quarter.
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The loan portfolio as of June 30, 2025 was $2.485 billion, up 4% compared to $2.386 billion a year ago.
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Credit loss provision increased to $21.6 million from $18.6 million in the prior year quarter.
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Net book value per share as of June 30, 2025 was $16.77 per share, up 10% from $15.25 a year ago.
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The Company declared and paid a quarterly cash dividend of $0.12 per share.
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The Company repurchased 48,166 shares of its common stock at an average cost of $9.44 per share for $0.5 million.

Executive Commentary

Andrew Murstein, President and Chief Operating Officer of Medallion Financial, commented, “We are pleased with the strong results we delivered in the second quarter of 2025, with a 56% increase in net income year-over-year. This performance reflects the strength of our core lending businesses and disciplined execution across our business lines.

During the quarter, we saw meaningful contributions from our recreation, home improvement and commercial lending segments, supported by solid portfolio originations and higher interest income. Over the past eight quarters, our commercial division has consistently generated net gains from equity investments, totaling $27.6 million for the two-year period, with six of the past eight quarters having significant gains. These equity gains are a result of years of strategic investment and highlight the long-term value embedded in our commercial portfolio. Although we cannot predict when and if these gains will occur, with a portfolio of more than 30 equity investments, represented by $8.1 million on our balance sheet, we believe we will experience additional gains in the future. In addition, we are pleased that our strategic partners loan program in Medallion Bank continues to grow with $169 million in loan originations in the quarter compared to $24 million a year ago.

Overall, we are encouraged by the momentum in our business. With the recent preferred offering at Medallion Bank, we believe we are well-positioned for growth and to continue generating strong returns for our shareholders."

Business Segment Highlights

Recreation Lending Segment

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Originations were $142.8 million during the quarter, compared to $209.6 million a year ago.
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Recreation loans, including loans held for investment and loans held for sale, grew 3% to $1.546 billion, or 62% of total loans, as of June 30, 2025, compared to $1.497 billion a year ago.
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Average loan size was $21,000 with a weighted average FICO score, measured at the time of loan origination, of 684.
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Interest income grew 8% to $51.1 million for the quarter, from $47.5 million in the prior year quarter.
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The average interest rate was 15.12% at quarter-end, 15.10% excluding loans held for sale, compared to 14.80% a year ago.
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Recreation loans 90 days or more past due were $7.3 million, or 0.49% of gross recreation loans, as of June 30, 2025, compared to $5.9 million, or 0.41%, a year ago.
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Allowance for credit loss was 5.05% at quarter-end for loans held for investment, compared to 4.35% a year ago.

Home Improvement Lending Segment

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Originations were $54.3 million during the quarter, compared to $68.0 million a year ago.
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Home improvement loans grew 4% to $803.5 million, or 32% of total loans, as of June 30, 2025, compared to $773.2 million a year ago.
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Average loan size was $22,000 with a weighted average FICO score, measured at the time of loan origination, of 769.
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Interest income grew 14% to $20.1 million for the quarter, from $17.7 million in the prior year quarter.
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The average interest rate was 9.87% at quarter-end, compared to 9.71% a year ago.
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Home improvement loans 90 days or more past due were $1.3 million, or 0.16% of gross home improvement loans, as of June 30, 2025, compared to $1.3 million, or 0.17%, a year ago.
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Allowance for credit loss was 2.54% at quarter-end, compared to 2.38% a year ago.

Commercial Lending Segment

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Originations were $9.4 million during the quarter.
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Commercial loans grew to $121.4 million at June 30, 2025, compared to $110.2 million a year ago.
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Average loan size was $3.6 million, invested in 34 portfolio companies.
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For the quarter ended June 30, 2025, net gains recognized with respect to equity investments were $6.1 million.
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The average interest rate on the portfolio was 13.43%, compared to 13.05% a year ago.

Strategic Partnerships

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Originations were $168.6 million during the quarter, compared to $24.3 million a year ago.
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Total strategic partnership loans held as of quarter end were $12.3 million.
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Fees generated from strategic partnerships totaled $0.8 million for the quarter, as compared to $0.5 million for the quarter ended June 30, 2024.
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Average loan holding period of strategic partnership loans was 5 days.

Taxi Medallion Lending Segment

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The Company collected $2.3 million of cash on taxi medallion-related assets during the quarter, which resulted in net recoveries and gains of $1.4 million.
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Total net taxi medallion assets declined to $5.9 million, a 41% reduction from a year ago, and represented less than 0.3% of the Company’s total assets, as of June 30, 2025.

Loan Portfolio

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	June 30, 2025		December 31, 2024
(Dollars in thousands)	Amount	As a Percent of Total Loans	Amount	As a Percent of Total Loans
Loans held for investment:
Recreation	$1,486,047	60%	$1,422,403	57%
Home improvement	803,535	32	827,211	33
Commercial	121,415	5	111,273	4
Taxi medallion	1,564	*	1,909	*
Total loans	2,412,561	97	2,362,796	95
Loans held for sale, at lower of amortized cost or fair value:
Recreation	60,205	2	120,840	5
Strategic partnership	12,285	*	7,386	*
Total loans held for sale, at lower of amortized cost or fair value	72,490	3	128,226	5
Total loans and loans held for sale	$2,485,051	100%	$2,491,022	100%

(*) Less than 1%.

Balance Sheet

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Cash and cash equivalents, including investment securities, at June 30, 2025 were $213.5 million, compared to $213.8 million at June 30, 2024.
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As of June 30, 2025, total assets amounted to $2.880 billion, up from $2.761 billion at June 30, 2024. The increase is largely due to an increase in prepaid expense which is a result of the redemption of Medallion Bank’s Series F preferred stock on July 1, 2025.
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As of June 30, 2025, total liabilities amounted to $2.347 billion, up slightly from $2.338 billion a year ago.

Capital Allocation

Quarterly Dividend

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The Board of Directors declared a quarterly dividend of $0.12 per share, payable on August 29, 2025, to shareholders of record at the close of business on August 15, 2025. This dividend amount remains unchanged from the $0.12 per share paid in the second quarter of 2025, and 20% higher than the same quarter last year.

Dividends Announced	Amount Per Share	Record Date	Payment Date
Q3 2025	$0.12	8/15/2025	8/29/2025
Q2 2025	0.12	5/15/2025	5/30/2025
Q1 2025	0.11	3/17/2025	3/31/2025
Total: Year 2025 (Year to Date)	0.35
Total: Year 2024	0.41
Total: Year 2023	0.34
Total: Year 2022 *	0.32

(*) Dividend reinstated in Q1 2022.

Stock Repurchase Plan

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During the three months ended June 30, 2025, the Company repurchased 48,166 shares of its common stock at an average cost of $9.44 per share for $0.5 million.
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As of June 30, 2025, the Company had $14.4 million remaining under its $40 million stock repurchase program.

Conference Call Information

The Company will host a conference call to discuss its second quarter financial results tomorrow, Thursday, July 31, 2025, at 9:00 a.m. Eastern time.

In connection with its earnings release, the Company has updated its quarterly supplement presentation, which is now available at www.medallion.com.

How to Participate

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Date: Thursday, July 31, 2025
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Time: 9:00 a.m. Eastern time
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Dial-in number: (412) 317-0504
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Live webcast: Link to Webcast of 2Q25 Earnings Call

A link to the live audio webcast of the conference call will also be available at the Company’s IR website.

Replay Information

The conference call replay will be available following the end of the call through Thursday, August 7, 2025

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Dial-in: (412) 317-6671
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Passcode: 1020 1134

Additionally, the webcast replay will be available at the Company’s IR website.

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ: MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding our loan portfolio, including collections on our taxi medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, the effects of tariffs, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, for a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2024 Annual Report on Form 10-K.

Company Contact:

Investor Relations

InvestorRelations@medallion.com

212-328-2176

Investor Relations

The Equity Group Inc.

Lena Cati

lcati@theequitygroup.com

(212) 836-9611

Val Ferraro

vferraro@theequitygroup.com

(212) 836-9633

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	June 30, 2025	December 31, 2024	June 30, 2024
Assets
Cash, cash equivalents, and federal funds sold	$151,994	$169,572	$157,961
Investment securities	61,529	54,805	55,830
Equity investments	8,097	9,198	10,795
Loans held for sale, at lower of amortized cost or fair value	72,490	128,226	—
Loans	2,412,561	2,362,796	2,385,590
Allowance for credit losses	(106,896)	(97,368)	(89,788)
Net loans receivable	2,305,665	2,265,428	2,295,802
Goodwill and intangible assets, net	169,227	169,949	170,672
Property, equipment, and right-of-use lease asset, net	11,890	13,756	14,094
Accrued interest receivable	15,294	15,314	13,299
Loan collateral in process of foreclosure	9,007	9,932	9,359
Other assets	74,801	32,426	33,064
Total assets	$2,879,994	$2,868,606	$2,760,876
Liabilities
Deposits	$2,009,176	$2,090,071	$2,006,782
Long-term debt	199,928	232,159	230,803
Short-term borrowings	86,750	49,000	37,500
Deferred tax liabilities, net	19,261	20,995	22,394
Operating lease liabilities	4,041	5,128	6,071
Accrued interest payable	5,746	8,231	7,945
Accounts payable and accrued expenses	22,527	24,064	26,592
Total liabilities	2,347,429	2,429,648	2,338,087
Total stockholders’ equity	389,896	370,170	354,001
Non-controlling interest in consolidated subsidiaries	142,669	68,788	68,788
Total equity	532,565	438,958	422,789
Total liabilities and equity	$2,879,994	$2,868,606	$2,760,876
Number of shares outstanding	23,246,593	23,135,624	23,211,990
Book value per share	$16.77	$16.00	$15.25

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except share and per share data)	2025	2024	2025	2024
Total interest income	$77,442	$70,704	$152,867	$137,774
Total interest expense	24,072	20,836	48,085	39,989
Net interest income	53,370	49,868	104,782	97,785
Provision for credit losses	21,562	18,577	43,576	35,778
Net interest income after provision for credit losses	31,808	31,291	61,206	62,007
Other income
Gain (loss) on equity investments, net	6,096	(512)	15,526	3,655
Gain on sale of recreation loans	1,304	—	1,304	—
Gain on taxi medallion assets, net	749	242	1,592	830
Strategic partnership fees	787	480	1,472	806
Other income	273	889	914	1,211
Total other income, net	9,209	1,099	20,808	6,502
Other expenses
Salaries and employee benefits	10,148	9,435	20,141	18,892
Loan servicing fees	2,899	2,692	5,716	5,162
Collection costs	1,749	1,659	3,286	3,126
Regulatory fees	1,109	888	1,930	1,865
Professional fee costs, net	1,187	1,845	2,937	2,616
Rent expense	683	698	1,358	1,355
Amortization of intangible assets	362	362	723	723
Other expenses	3,408	2,416	6,212	4,481
Total other expenses	21,545	19,995	42,303	38,220
Income before income taxes	19,472	12,395	39,711	30,289
Income tax provision	5,805	3,782	12,518	10,140
Net income after taxes	13,667	8,613	27,193	20,149
Less: income attributable to the non-controlling interest	2,598	1,512	4,110	3,024
Total net income attributable to Medallion Financial Corp.	$11,069	$7,101	$23,083	$17,125
Basic net income per share	$0.49	$0.31	$1.02	$0.76
Diluted net income per share	$0.46	$0.30	$0.96	$0.73
Weighted average common shares outstanding
Basic	22,783,947	22,598,102	22,677,961	22,619,743
Diluted	24,058,084	23,453,162	23,978,214	23,609,104
Dividends declared per common share	$0.12	$0.10	$0.24	$0.20